Exhibit 10.12 - Transmitter and Tower site lease. - KENT

RADIO TOWER LEASE AGREEMENT

     THIS RADIO TOWER LEASE AGREEMENT ("Lease") is entered into by and between Boa Sorte Limited Partnership, an Arizona limited partnership, Viel Gluck Limited Partnership, an Arizona Limited Partnership and Ben Fatto Limited partnership, an Arizona limited partnership located at 1819 East Southern Avenue Suite B-10, Mesa, Arizona, (hereinafter "Lessor") and Diamond Broadcasting Corporation, a Utah corporation in good standing and owner of FCC Construction Permit BNP-20001024ACD, Facility Number 129732 for Radio Station KENT (AM), 1400kHz with offices located at 210 North 1000 East, St. George, Utah 84770 ("Lessee"), who may hereinafter be referred to as the "Party" or "Parties" as appropriate.

     FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Lessor and Lessee do hereby covenant and agree as follows:

   1.

PREMISES. Lessor does hereby lease to Lessee space for placement of a 150-feet metal guyed AM radio tower and transmitter building for use by the Lessee, shall be located on a designated portion of this real property as shown in the attached plat which is labeled as Exhibit A (such designated area hereinafter being called the ''Premises'').

  2.

ACCESS. Lessor grants to Lessee a right of access to and from the Premises along the existing property line.  Lessee shall be responsible, at its sole cost, for the construction and/or maintenance of an access road if any is required other than what road is presently used to access the Premises.

  3.

FENCING and LIGHTING. Lessee shall install a security fence with razor wire around the perimeter of the AM radio tower to guard against unauthorized access to the Premises. As no tower lights are required by FAA or FCC agencies, Lessor shall not require Lessee to install such lighting.

  4.

TERM. This Lease shall be for one (1) year beginning on June 1, 2004, and ending on May 31, 2005.

   5.

RENT. The total rent payable during the term shall be Six Thousand Dollars ($6,000.00).  Payments shall be made in twelve (12) equal monthly installments of Five Hundred Dollars $500.00 per month due on the first day of each month or annually at Lessee’s option along with any city, state or county sales and privilege license tax. In the event that rent is not paid within five (5) days after due date, Lessee agrees to pay interest on the unpaid amount at five percent (5%) per month.

   6.

RENEWAL OPTION. The Lessee shall have the right to renew this Lease for additional one (1) year term(s) upon the same terms and conditions contained herein provided that written notice stating an election to renew this Lease for the additional term is given in writing eleven (11) months prior to the expiration of the current term.

   7.

USE. The Premises are to be used for the sole purpose of constructing and maintaining 150-feet metal guyed AM radio tower and transmitter.  All structures, equipment and materials placed upon the said Premises by the Lessee shall remain the property of, and shall be removed by the Lessee prior to expiration of the term hereof or any extension hereof.  If this Lease is terminated prior to expiration of the term hereof due a default by Lessee hereunder, Lessee shall remove all structures, equipment and materials placed on the Premises within 30 days following such termination.  If Lessee does not timely remove any improvement or other material placed on the Premises by Lessee, Lessor shall have the right to remove such items and recover the reasonable cost thereof from Lessee.

   8.

CONSTRUCTION. All construction shall be performed by Lessee or Lessee's agents. All construction shall be at Lessee's sole cost and expense. All construction must be performed in strict conformity with all applicable federal, state, and local laws, rules, and regulations.

   9.

INSURANCE. Lessee shall maintain, at Lessee's sole cost and expense, liability insurance for any and all damages resulting in personal injury or property damage in connection with the erection, servicing, maintenance, removal, or replacement of the 150-feet metal guyed AM radio tower and transmitter building, equipment and other property placed on the Premises by Lessee and all other occurrences arising out of Lessee's use of the Premises. Such insurance shall name Lessor as an additional insured/loss payee and shall be in an amount not less than $5,000,000.00 and shall contain a provision that the policy shall not be terminated, amended or altered except upon 30 days prior written notice to Lessor. Lessee shall provide proof of such insurance no less frequently than annually.

   10.

INDEMNITY AND LIABILITY. Lessee shall indemnify and save harmless from and against any and all claims, liability, penalties, damages, expenses and judgments for injuries or accidents to persons or property of any nature and howsoever caused, occurring on or about the premises and sidewalks and driveways adjacent thereto, during the leased term and any other period of occupancy, including all costs, expenses and attorney fees incurred by Lessor in defense of any such claims whether the same be or be not covered adequately by insurance.  Lessee agrees to pay for all damages done to the premises by Lessee or any other person or entities other than those persons or entities permitted on the premises by Lessor.  To the fullest extent permitted by law, the Lessee shall indemnify and hold harmless the Lessor, their agents and employees from and against all claims, damages, losses and expenses, including but not limited to attorney’s fees, arising out of or resulting from the subject of this Lease Agreement, including any claim, damage, loss or expense attributable to bodily injury, sickness, disease or death, or to injury or destruction of tangible property, including the loss of use resulting therefore, which is caused in whole or in part by any act or omission on the part of Lessee or anyone directly or indirectly employed by it or anyone for whose acts it may be liable regardless of whether it is caused in part by Lessor or any party indemnified hereunder.  Such obligation shall not be construed to negate, abridge, or otherwise reduce any right or obligation of indemnity, which would otherwise exist as a result of the insurance requirements set forth in the Lease Agreement. Such indemnification shall include but not be limited to reimbursing Lessor for all damages, costs, fees (including attorneys' fees), expenses and claims made against Lessor arising out of Lessee's use of the Premises. The Lessee's obligation to indemnify Lessor and hold Lessor harmless shall survive the termination of this Lease.

   11.

SUBLEASING. Lessee shall have the right to sublease the Premises under the terms and conditions contained herein subject to Lessor's prior written consent, such consent not to be unreasonably withheld. Lessee shall remain fully liable for all obligations under this Lease, and any subleasing shall have no effect on Lessee's obligations hereunder.

   12.

TERMINATION. Lessee shall have the right to cancel this Lease upon sixty (60) days prior written notice to Lessor if any of the following occur: (a) Lessee's structure on the Premises has become entirely or substantially obscured or destroyed through no fault of Lessee and Lessee chooses not to repair said structure, Lessee to make such determination within sixty (60) days after the event causing the destruction or obscuration; failure to make such determination shall be deemed a waiver by Lessee of such right to cancel; (b) The Premises are or become unsafe for maintenance of Lessee's structures, through no fault, act or omission of Lessee; (c) Lessee is prevented by an present or future law, regulation or ordinance from constructing or maintaining the structure on the Premises.  Lessor shall have the right to terminate this Lease (and any further renewal options under paragraph 6) by giving written notice to Lessee not less than one year in advance; in such event, Lessee shall remove all of Lessee’s structures, equipment and materials from the Premises prior to the termination date.

   13.

CONDITIONS PRECEDENT TO LEASE'S EFFECTIVENESS. This Lease shall become effective and rental due hereunder only upon Lessee's receipt of all necessary permits and licenses for the erection of a 150-feet metal guyed AM radio tower and transmitter building. Lessor agrees to cooperate with Lessee in the application of any special use permit or license required by the County for such use.  However, if such permits or licenses are not obtained and the structure is not erected within one-hundred twenty (120) days following the commencement of this Lease, Lessor shall have the unconditional right to terminate this Lease upon notice to Lessee.

   14.

LESSOR'S COVENANTS. Lessor covenants to Lessee that: (a) It has the authority to make this Lease; (b) It will not permit any other transmitting towers to be erected on the Premises; (c) It will not permit any shrubs, trees, vines, buildings, or other structures to be planted or erected on the Premises which would obstruct or materially impair the capability of Lessee's structure(s).

   15.

LESSEE'S COVENANTS. Lessee covenants to Lessor that it will: (a) Promptly pay rental as due pursuant to this Lease and abide by all of its terms and conditions; (b) Keep all structures and related property placed on the Premises by Lessee in good repair; (c ) Use reasonableness in its cutting and trimming of trees, bushes, brush or other vegetation upon the Premises; (d) Use its best efforts to promptly attempt to procure all permits and licenses necessary for construction and maintenance of the AM radio tower and transmitter building, all at Lessee's sole cost and expense; (e) Comply with all laws, regulations, ordinances and rules including but not limited to any and all environmental laws, rules and regulations, applicable to the construction, erection, maintenance, replacement and removal of AM radio tower and transmitter building used or placed on the Premises.

   16.

GOVERNING LAW. This Lease shall be governed by and construed in accordance with the laws of the State of Utah.

   17.

ATTORNEYS FEES. Should a lawsuit, action or proceeding be instituted seeking the enforcement or interpretation of any of the terms of this Lease, or any matter arising out of or related to this Lease, the prevailing Party or Parties shall be entitled to, in addition to any damages awarded, its attorneys fees and all costs incurred reasonably incurred in connection with the lawsuit, action or proceeding.

   18.

RECORDATION OF THIS LEASE AGREEMENT. Lessee may record the Lease in any public office or repository.  Should the Lease be recorded, however, the rental amount and other financial terms of the Lease shall be redacted prior to recordation.

   19.

SEVERABILITY OF PROVISIONS. If any provision contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

   20.

COMPLETE AGREEMENT. This Lease constitutes the complete, final and exclusive agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties in connection with this subject matter. The Lease and the terms and conditions herein may not be modified except by writing and signed by all parties hereto. This Lease shall be binding on the respective successors and to the extent assignable on the assigns or nominees of the parties hereto

   21.

NOTICES. Any notice required or permitted to be delivered hereunder shall be deemed received when sent by United States mail, postage prepaid, certified mail, return receipt requested, addressed to Lessor or Lessee, as the case may be, at the addresses set forth at the beginning of this Agreement or, in the alternative, via hand delivery or any recognized overnight delivery service.

   22.

ASSIGNMENT. Lessor may freely assign, hypothecate, transfer and convey any or all of its rights, privileges, duties and obligations hereunder. Lessee shall not assign any of its rights, privileges, duties or obligations hereunder however; Lessee may sublease the Premises provided it is in strict conformity with Paragraph 9 above.

   23.

MISCELLANEOUS. This Agreement may be executed in counterparts with each copy having the full force and effect as if one agreement were executed. This Agreement may be executed via facsimile with the same force and effect as if one agreement were executed concurrently by all parties in person.

   LESSEE:

   Diamond Broadcasting Corporation, a Utah corporation

   By: /s/ E. Morgan Skinner

   Title: President

   Dated: 6-15-2004

   LESSOR:

   Boa Sorte Limited Partnership, an Arizona limited partnership

   By:    Boa Sorte, LLC, an Arizona limited liability company

   Its:    General Partner

   By:     /s/ Wilford R. Cardon

            Manager

    Viel Gluck Limited Partnership, an Arizona limited partnership

     By:    Viel Gluck, LLC, an Arizona limited liability company

     Its:    General Partner

     By:  /s/ Brent A Bowden

           Manager

     Ben Fatto Limited Partnership, an Arizona limited partnership

     By:    Ben Fatto, LLC, an Arizona limited liability company

     Its:    General Partner

     By: /s/ Broc C. Hiatt

          Broc C. Hiatt, Manager